EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-127666 and 333-129426) and Form S-8 (File No. 333-105557) of Medis Technologies Ltd. of our reports dated March 14, 2006, with respect to the consolidated financial statements of Medis Technologies Ltd., Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medis Technologies Ltd., included in this Annual Report on Form 10-K for the year ended December 31, 2005.

Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
March 14, 2006	A MEMBER OF ERNST & YOUNG GLOBAL